TACTICAL SERVICES, INC.

August 24, 2018

Thomas Li

Nathan Xian

Francisco Ariel Acosta

Unit 1104, 11/F, Crawford House

70 Queen’s Road Central

Central, Hong Kong

Re:Termination of Asset Purchase Agreement dated October 23, 2017

To Whom It May Concern:

Please be advised that, effective immediately, that certain Asset Purchase Agreement (the “Agreement”) dated October 23, 2017, by and among Tactical Services, Inc. (f.k.a. Lineup Advertisement Inc.), a Nevada corporation (the “Company”), Thomas Li (“Li”) and Nathan Xian (“Xian”) is hereby terminated.

Pursuant to Section 6(a)(vi) of the Agreement, Li and Xian “shall have performed all necessary actions to transfer legal title of the Acquired Assets to the name of [the Company].” Messrs. Li and Xian failed altogether to transfer title to the Acquired Assets to the Company.

As such, the signatories to the Agreement hereby agree to amicably and voluntarily terminate the Agreement, as if it had never been executed since the obligations of the parties pursuant to the Agreement were never satisfied.

In addition, as a direct result of the failure to transfer said Acquired Assets to the Company, the Company never delivered the 60,000,000 restricted shares of its common stock due and owing to Messrs. Li and Xian, thereby further facilitating the termination of the Agreement as set forth herein.

Further, such termination is effective immediately and the Agreement shall be void and have no effect, without any liability or obligation on the part of the Company or any of the signatories thereto.

Please be guided accordingly.

Sincerely,

/s/ Francisco Ariel Acosta

Francisco Ariel Acosta

Chief Executive Officer

AGREED & ACCEPTED:

/s/ Nathan Xian

NATHAN XIAN

/s/ Thoams Li

THOMAS LI